Microsoft Word 10.0.4009;Exhibit 99.2


Emmis Completes Purchase of Second Station in Mobile-Pensacola, DMA #63


INDIANAPOLIS, Mar 3, 2003 -- Emmis Communications
Corporation (Nasdaq: EMMS) today announced it has completed the previously announced purchase of WBPG-TV, the WB affiliate in Mobile/Pensacola, giving Emmis a second station in the nation's #63 market.


Emmis, which also owns WALA-TV (the Fox affiliate in Mobile/Pensacola), purchased the television station from Pegasus Communications Corporation for approximately $11.5 million.


Emmis Television now consists of 16 stations: WKCF-TV, WB 18 in Orlando, FL; KOIN-TV, CBS 6 in Portland, OR; WVUE-TV, FOX 8 in New Orleans; KRQE-TV, CBS 13 in Albuquerque, NM; WSAZ-TV, NBC 3 in Huntington/Charleston, WV; WALA- TV FOX 10 and WBPG-TV WB 55 in Mobile, AL/Pensacola, FL; KSNW-TV, NBC 3 in Wichita, KS; WLUK-TV, FOX 11 in Green Bay, WI; KGUN-TV, ABC 9 in Tucson, AZ; KGMB-TV, CBS 9 and KHON-TV, FOX 2 in Honolulu; KMTV-TV, CBS 3 in Omaha, NE; WFTX-TV, FOX 4 in Ft. Myers, FL; KSNT-TV, NBC 27 in Topeka, KS; and WTHI-TV, CBS 10 in Terre Haute, IN.


Emmis Communications -- Great Media, Great People, Great Service(SM)


Emmis Communications is an Indianapolis-based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis' 18 FM and 3 AM domestic radio stations serve the nation's largest markets of New York, Los Angeles and Chicago as well as Phoenix, St. Louis, Indianapolis and Terre Haute, IN. In addition, Emmis owns two radio networks, three international radio stations, 16 television stations, and regional and specialty magazines, and ancillary businesses in broadcast sales and publishing.




Contact: Kate Healey of Emmis Communications Corporation,
+1-317-684-6576
http://www.emmis.com